                                                                    Exhibit 23.3


DMBW, Inc.                                   .  13949 W. Colfax Ave., Suite 110
DERRY, MICHENER, BOOTH & WAHL                .  Golden, Colorado 80401
-------------------------------------------  .  Telephone:  (303) 233-8786
MINING AND GEOLOGICAL CONSULTANTS            .  Telecopier: (303) 232-2586



March 12, 1997



Amax Gold Inc.
9100 East Mineral Circle
Englewood, CO 80112

RE: Haile Project Reserve Study

Ladies and Gentlemen:

We hereby authorize the reference to the following described report prepared by DMBW, Inc. (Derry, Michener, Booth & Wahl) ("DMBW") in an Annual Report on Form 10-K to be filed by Amax Gold Inc. ("AGI") (File No. 1-9620), with the Securities and Exchange Commission ("SEC"):

1. Audit of April 1, 1994 Ore Reserves at the Haile Mine, dated April 22, 1994, prepared for Amax Gold, Inc.

We also confirm that we have read the description of the Haile Project ore reserves as contained in the Annual Report and have no reason to believe that there is any misrepresentation in the information contained on Form 10-K, which is derived from our report, or known to us as a result of services we performed in connection with the preparation of such report.

Sincerely.

DMBW, Inc.
[Derry, Michener, Booth & Wahl]         [SEAL OF AMERICAN INSTITUTE OF
                                         PROFESSIONAL GEOLOGISTS]

        /s/ I. S. Parrish
        --------------------------
By:     I. S. Parrish
Title:  President/Economic Geologist